EXHIBIT 99(b)

AUTOMATIC CASH WITHDRAWAL AND INVESTMENT

BANK ACCOUNT NUMBER __________________________________
                                                           checking  [   ]        savings  [   ]

Transit/Routing Number* _____________________________________

Name of Bank ______________________________________________

Address of Bank ____________________________________________

                               ____________________________________________

I authorize Wells Fargo Bank, N.A. to withdraw my Investment electronically from my bank account. This authority remains in effect until I cancel in writing. I have attached a voided check or deposit ticket.

Please withdraw $____________ per Investment
                       (Please refer to Plan Prospectus/Brochure for timing and limits of Investments)

_________________________________________________________
signature**                                                      date

_________________________________________________________
signature**                                                      date

Daytime phone number (___) _________________

*   To be certain, ask your bank, savings & loan, or credit union to verify this number.
** A medallion signature guarantee is necessary if the name(s) on bank account is/are different from the name(s) on your shareholder account.

In order to have your investment payment automatically withdrawn from your checking/savings account, complete the information on the reverse side, attach a voided check or deposit slip and mail to:

Wells Fargo Bank, N.A. Shareowner ServicesSM Attn: Investment Plan Services P.O. Box 64856 St. Paul, MN 55164-0856